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TMS, Inc. Agreement to Sell Assets

Contact: Debbie Mosier

            PRESS RELEASE

Phone: 405-377-0880

Fax: 405-742-1710

Email: pr@tmsinc.com

TMS, Inc. Reaches Agreement to Sell Assets of Division to Pegasus Imaging Corporation

STILLWATER, OK–August 12, 2004– TMS, Inc. (OTC Bulletin Board: TMSS), today announced it had reached an agreement to sell the assets of its Component Product Technology division to Pegasus Imaging Corporation.  The value of the transaction is estimated at $2.9 million and includes approximately $2.2 million in cash and $.7 million in assumed liabilities. The terms of the transaction, along with a plan for liquidation of TMS and a cash distribution to shareholders, will be submitted to shareholders for approval within the next thirty to sixty days.

“Over the past year, the board of directors and management of TMS carefully evaluated various economic factors associated with continuing to operate as a publicly held company relative to our current size and the growth potential of our existing products and services,” said Debbie Mosier, TMS president.  “We currently estimate that nine percent of our revenue is used to cover the costs of being publicly held and that those costs will only continue to increase as more provisions of the Sarbanes-Oxley Act of 2002 go into effect,” continued Mosier.   “As a result of our review of the economic and operational factors, the board of directors and management engaged in a formal process to evaluate various strategic alternatives for the Company.  These alternatives included: continuing to operate and attempt to grow the revenue, reducing expenses, raising additional capital to expand operations, ‘going private,’ and sale of the Company or a sale of some or all of its assets.  Based on that process, we determined it was in the best interest of TMS shareholders to sell the Company or substantially all its assets and began the process of looking for potential buyers.  We are very pleased to have reached an agreement with Pegasus that we believe is fair and in the best interest of the shareholders.”

Under the terms of the asset agreement with Pegasus, the final cash purchase price, currently estimated at $2.2 million, will be based on certain aspects of TMS’ financial performance through September 30, 2004 and collection of accounts receivable until the planned liquidation date. Pegasus will also assume approximately $700,000 in liabilities for non-cancelable office leases, selected employee expenses and customer support and maintenance obligations. TMS expects the final transaction with Pegasus to close in October 2004 after approval by TMS shareholders.

Interest in VSC Technologies, LLC.

TMS retains its interest in VSC Technologies, LLC, an entity that it formed with Measurement Incorporated (“MI”) in October 2002 to jointly develop the Virtual Scoring Center™ image-based scoring system (“VSC®”), however, reaching an acceptable agreement to sell its interest is a condition to closing the Pegasus transaction.  TMS is currently negotiating the sale of its membership interest in the LLC to MI.  Measurement Incorporated plans to use the VSC® system, which is still under development, to capture and score tests in its own operations.  MI founder Dr. Henry Scherich was a member of the TMS board beginning in June 2003, however he resigned as a director effective July 12, 2004.

Upon approval by its shareholders, TMS plans to use the cash proceeds from Pegasus Imaging and sale of its interest in VSC Technologies, LLC to make a one-time cash distribution to its shareholders upon liquidation.  The final cash available for distribution will be net of payments and provisions for liabilities of the Company, including professional fees and other costs necessary to secure and finalize the asset sales transactions, payments made to satisfy certain TMS employee obligations, payments for professional and other costs associated with winding up the affairs of the company, and final payment of income taxes not covered by the Company’s tax operating loss carryforwards.  TMS plans to liquidate by December 31, 2004.

About Measurement Incorporated

Measurement Incorporated is an employee-owned corporation that contracts with state departments of education, other educational agencies, and private businesses to develop and score educational tests. Founded in Durham, North Carolina in 1980 by Henry Scherich, Ph.D., Measurement Incorporated specializes in the development and hand scoring of essay exams and open-ended performance test items at all educational levels.  For more information about Measurement Incorporated or its products, visit the website at http://www.measinc.com or call 1- 919-683-2413.

About Pegasus Imaging Corporation

Founded in 1991 and headquartered in Tampa, Florida, Pegasus Imaging Corporation delivers digital imaging software development components, image compression and image editing technologies. Technology is delivered as Microsoft .NET controls, COM controls, VCL’s and DLL’s. The company provides solutions for medical imaging, document imaging, color/photo imaging, video applications and more. Multiple platforms are supported, including Windows, Linux, Solaris, IBM AIX and Mac.  For more information about Pegasus Imaging Corporation or its products, visit the website at http://www.jpg.com or call 1-813-875-7575.

About TMS, Inc.

TMS, Inc. is a publicly held technology company that provides image viewing, image enhancement and forms processing applications, software developer tools and custom programming for businesses worldwide.    Founded in 1981 and based in Stillwater, Oklahoma, the company has shipped its document imaging software to more than 1,800,000 users worldwide.   For more information about TMS and its products, visit the website at http://www.tmsinc.com or call 1-405-377-0880.

VSC and Virtual Scoring Center are trademarks or registered trademarks of VSC Technologies, LLC.  All other trademarks are the property of their respective owners.

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